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                                                                 EXHIBIT 23(b)


                                  June 6, 2000



Board of Directors
Koger Equity, Inc.
8880 Freedom Crossing Trail
Jacksonville, FL 32256-8280

       Re:    Koger Equity, Inc.
              Stock Option
              Registration Statement on Form S-8

Dear Sirs:

        We have acted as counsel for Koger Equity, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the above-captioned Registration Statement (the "Registration Statement") for the purpose of registering 1,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), issuable in connection with awards made pursuant to the Company's 1998 Equity and Cash Incentive Plan, as Amended and Restated (the "Plan").

        In so acting as such counsel, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

        1. The Company has been incorporated and is existing as a corporation and its status is active under the laws of the State of Florida.

        2. The Shares have been authorized and, when issued and sold as contemplated in the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

        We consent to the use of this letter as an Exhibit to the Registration Statement.

                                                     Very truly yours,


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